EXHIBIT 10.6


                               SERVICES AGREEMENT

         This SERVICES AGREEMENT (the "Agreement") is entered into as of the 10th day of April, 2006 by and between PORTAGY CORP., a Delaware corporation (the "Company"), and TRIPLE D HOLDING COMPANY, LLC, a California limited liability company (the "Service Provider").

        WHEREAS, the Company desires to retain the services of the Service Provider and the Service Provider is willing to accept such service arrangement and render such services, all upon and subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Service Provider agree as follows:

         1.       TERM.

                  (a) Initial Term. The initial term of this Agreement shall be for a period of twenty-four (24) months commencing on the date of this Agreement (the "Initial Term"), subject to Section 5. The Initial Term, together with any extensions, is referred to herein as the "Term."

                  (b) Continuing Effect. Notwithstanding any termination of the Service Provider's services hereunder, at the end of a Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of Section 7 shall be binding upon the legal representatives, successors and assigns of the Service Provider.

         2. DUTIES. The Service Provider shall act as liaison for the Company in dealing with and managing (i) the Company's sales, marketing and vendor relationships; (ii) the Company's logistic and distribution needs;; and
(iii) the Company's packaging needs. These duties will be performed in concert with and full knowledge of the Company's Chief Executive Officer. The services provided by Service Provider to the Company hereunder shall be performed primarily by Patrick C. Dickson, Ph.D.

         3.       COMPENSATION AND EXPENSES.

                  (a) Compensation. An ongoing service fee of $10,000 per month shall be payable to the Service Provider, with the first payment due on May 10, 2006 and on the 10th day of each month thereafter, during the duration the Term of this Agreement. The monthly service fee shall be prorated for any period of service less than one month.

                  (b) Expenses. During the Term, the Company shall reimburse or advance funds to the Service Provider for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, subject to prior approval by the Company and receipt by the Company of reasonable evidence of such expenses.



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                  (c) Warrants. Within ten (10) days following the merger of the
Company with Cell Power Technologies, Inc., the Company shall cause Cell Power Technologies, Inc to issue Service Provider warrants to purchase a number of shares of its common stock equal to 229,500 multiplied by the conversion ratio for Company capital stock in connection with the merger at a price equal to $0.75 per share divided by said conversion ratio. In the event that the merger with Cell Power Technologies, Inc. does not close by May 31, 2006, the Company shall issue to Service Provider warrants to purchase 229,500 shares of its common stock at $0.75 per share.

                  (d) Adherence to Inside Information Policies. The Service Provider acknowledges that if the Company becomes publicly-held whether directly or through an affiliate, successor, subsidiary, an acquisition or a merger and, has implemented or will implement inside information policies designed to preclude its employees and service providers from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, the Service Provider shall promptly execute any agreements generally distributed by the Company to its employees and service providers requiring such employees and service providers to abide by its inside information policies.

                  (e) Commissions. The Company shall pay Service Provider a commission in the amount of 3% of Net Sales (i) procured by Service Provider on behalf of Company during the Term and/or (ii) generated from an account which was established during the Term by Service Provider on behalf of the Company, provided that the sale giving rise to such commission occurs within three (3) years from the Company's first sale to such account. "Net Sales" means gross revenue of the Company in connection with the sale of the Company's Porta Jump products, less any discounts, returns and rebates and/or price adjustments. Company shall submit to Service Provider any commissions earned pursuant to this
Section 3(e) within thirty (30) days from the end of each month (or the end of the Term if earlier).

         4.       INDEPENDENT CONTRACTOR RELATIONSHIP.

                  (a) The Service Provider acknowledges that he is an independent contractor and not an employee of the Company, and that he is not the legal representative or agent of, nor does he have the power to obligate the Company for any purpose other than specifically provided in this Agreement. The Service Provider further acknowledges that the scope of his engagement hereunder does not include any supervisory responsibilities with respect to the Company's personnel. The Service Provider expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on, and circumscribed by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

                  (b) The Company shall carry no worker's compensation insurance or any health or accident insurance to cover the Service Provider. The Company shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship. The Service Provider shall not be entitled to medical coverage, life insurance or to participation in any current or future Company pension plan, or Company defined benefit plan.

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                  (c) The Company shall issue Service Provider a Form 1099 for all payments made hereunder. All taxes, withholding and the like on any and all amounts paid under this Agreement shall be Service Provider's responsibility. Service Provider agrees that he shall indemnify and hold the Company, its affiliates, and agents, harmless from and against any judgments, fines, costs, or fees associated with such payments hereunder.

         5. TERMINATION. Either party may terminate this Agreement for any reason upon ninety (90) days' written notice.

         6.       NON-COMPETITION AGREEMENT.

                  (a) Competition with the Company. Until termination of this Agreement and for a period of twenty-four (24) months commencing on the date of termination, the Service Provider, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity ("any of the foregoing defined as an "Affiliated Entity") shall not provide manufacturing, sales, marketing or business development services to any entity which manufactures, markets, sells or distributes products similar to the products manufactured, marketed or distributed by the Company (the "Products") anywhere in the world where the Company is engaged in the offer and sale of the Products. Provided, however, the foregoing provisions shall not prohibit the Service Provider from owning up to 5% of the securities of any publicly-traded enterprise provided the Service Provider is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

                  (b) Solicitation of Employees. During the periods in which the provisions of Section 6(a) shall be in effect, the Service Provider, directly or indirectly including through any Affiliated Entity shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.

                  (c) No Payment. The Service Provider acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section.

                  (d) References to the Company in this Section 6 shall include the Company's affiliates.

         7.       NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Confidential Information. Confidential Information includes, but is not limited to, patents, patent applications and other intellectual property rights, and trade secrets as defined by the common law and statute in Delaware or any future Delaware statute, processes, policies, procedures, techniques including recruiting techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Products, the Company's budgets and strategic plans, and the identity and special needs of customers, databases, data, all technology relating to the Company's businesses, systems, methods of


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operation, customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company's employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of customers and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of customers who are the persons with whom the Company's employees and agents communicate in the ordinary course of business. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of the Service Provider, (ii) information set forth in the written records of the Service Provider prior to disclosure to the Service Provider by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Service Provider in writing from a third party (excluding any affiliates of the Service Provider) who did not acquire such confidential information or trade secret, directly or indirectly, from the Service Provider or the Company.

                  (b) Legitimate Business Interests. The Service Provider recognizes that the Company has legitimate business interests to protect and as a consequence, the Service Provider agrees to the restrictions contained in this Agreement because they further the Company's legitimate business interests. These legitimate business interests include, but are not limited to (i) patents, patent applications and trade secrets; (iii) valuable confidential business or professional information that otherwise does not qualify as patents, patent applications or trade secrets, including all Confidential Information; (iii) substantial relationships with specific prospective or existing customers or clients; (iv) customer goodwill associated with the Company's business; and (v) specialized training relating to the Company's business, technology, methods and procedures.

                  (c) Confidentiality. For a period of two (2) years following termination of Service Provider's services hereunder, or as otherwise required by client privilege, the Confidential Information shall be held by the Service Provider in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Service Provider's services to the Company. The Service Provider further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Service Provider shall exercise all due and diligence precautions to protect the integrity of the Company's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Service Provider shall not copy any Confidential Information except to the extent necessary to his services hereunder nor remove any Confidential Information or copies thereof from the Company's premises except to the extent necessary to provide his services and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Service Provider in the course of the his services to the Company are confidential and proprietary and shall remain the exclusive property of the Company or its customers, as the case may be. The Service Provider shall not, except in connection with and as required by his performance of his services under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company.

                  (d) References to the Company in this Section 7 shall include the Company's affiliates.

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         8.       EQUITABLE RELIEF. The Company and the Service Provider
recognize that the services to be rendered under this Agreement by the Service Provider are special, unique and of extraordinary character, and that in the event of the breach by the Service Provider of the terms and conditions of this Agreement or if the Service Provider, shall cease to provide services to the Company for any reason and take any action in violation of Section 6 and/or
Section 7, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Service Provider from breaching the provisions of Section 6 or Section 7. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

         9. INVENTIONS, IDEAS, PROCESSES, AND DESIGNS. All inventions, ideas, processes, programs, software, and designs (including all improvements)
(i) conceived or made by the Service Provider during the course of providing services to the Company and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company's equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Service Provider for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Service Provider shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Service Provider shall be bound by such decision. The Service Provider shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, which he made or conceived prior to this Agreement and which therefore are excluded from the scope of this Agreement.

         10. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Service Provider's obligations hereunder may not be assigned or alienated and any attempt to do so by the Service Provider will be void.

         11.      SEVERABILITY.

                  (a) The Service Provider expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Service Provider and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Service Provider's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate


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provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

                  (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

         12. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

         To the Company:                  To the Service Provider:

            Portagy Corp.                   Triple D Holding Company, LLC
            21800 Burbank Blvd.             6816 Poppyview Drive
            Suite 150                       Oak Park, CA 91377
            Woodland Hills, CA 91367        Attention: Patrick C. Dickson, Ph.D.
            Attention:  Charles Wiesel

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         14. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

         15. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations. This paragraph shall apply to appellate and bankruptcy proceedings as well.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.


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Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

         17. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         18. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.




                            [Signatures on Next Page]

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         IN WITNESS WHEREOF, the Company and the Service Provider have executed this Agreement as of the date and year first above written.

                                    COMPANY:

                                    PORTAGY CORP.



___________________________         By: _______________________________________
                                        Charles Wiesel, Chief Executive Officer


                                    SERVICE PROVIDER:

                                    TRIPLE D HOLDING COMPANY, LLC

___________________________         By: ________________________________
                                        Patrick Dickson, Ph.D.


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